1 DATED 2021 (1) VINCENT CLANCY (2) CBRE TITAN ACQUISITION CO. LIMITED RESTRICTIVE COVENANT UNDERTAKING relating to the sale and purchase of 60% of the issued share capital of TURNER & TOWNSEND HOLDINGS LIMITED

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THIS DEED is made on 26 JULY 2021

BETWEEN:

(1) **VINCENT CLANCY** of (the **"Covenantor"**); and

(2) **CBRE TITAN ACQUISITION CO. LIMITED** (registered number 13524061) whose registered office is at St. Martin's Court, 10 Paternoster Row, London, England EC4M 7HP (the **"Buyer"**).

BACKGROUND:

A Pursuant to a sale and purchase agreement dated on or around the date of this Deed (the "**SPA**"), Turner & Townsend Partners LLP (registered number OC401797**)** (the "**LLP**") has agreed to sell and transfer 60% of the issued share capital of Turner & Townsend Holdings Limited (registered number 09782970) (the "**Company**") to the Buyer (partly by direct transfer and partly by the sale of a newly incorporated shareholder of the Company wholly owned by the LLP) upon the terms, and subject to the conditions, set out in the SPA. The LLP will hold the remaining 40% of the issued share capital of the Company.

B The Covenantor is a member of the LLP and will benefit from the sale of the shares in the Company by way of a distribution of a share of the proceeds of sale by the LLP.

C As part of the consideration for the Buyer entering into the SPA, the Covenantor (along with the other members in the LLP) has agreed to enter into certain restrictive covenants in favour of the Buyer as set out in this Deed.

IT IS AGREED:

1. DEFINITIONS AND INTERPRETATION

1.1 Words and expressions defined in the SPA shall have the same meaning in this Deed except where otherwise provided or expressly defined in this Deed and, unless the context otherwise requires, clause 1 of the SPA shall apply to the interpretation of this Deed.

1.2 Should there be any conflict between any provision of the SPA and this Deed, the provisions of this Deed will take precedence over the conflicting provision(s) of the SPA.

2. CONDITION

The terms of this Deed are subject to and conditional upon Completion taking place, and this Deed shall terminate with immediate effect upon termination of the SPA in accordance with its terms. If this Deed is terminated in accordance with this Clause 2, the Covenantor shall have no liabilities or obligations under this Deed.

3. RESTRICTIVE COVENANTS

3.1 Subject to Clause 3.3, the Covenantor undertakes to the Buyer and each Group Company that he will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed):-

3.1.1 for a period of 60 months immediately following Completion for the purpose of any business which competes with the Business solicit, deal or contract with any Relevant Customer;

3.1.2 for a period of 60 months immediately following Completion, knowingly interfere with the continuance of supplies to any Group Company from any supplier who has been supplying goods or services to that Group Company at any time during the period commencing 12 months immediately prior to the date hereof and through Completion if such interference

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3 causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services; 3.1.3 for a period of 60 months immediately following Completion, entice away from any Group Company, or employ, any Seller LLP Partner, Senior Employee or any other person employed in a managerial, technical or sales capacity by any Group Company at Completion or who was employed by any Group Company at any time during the period commencing 12 months immediately prior to the date hereof and through Completion where the person in question either has Confidential Information or would be in a position to exploit a Group Company's trade connections; or 3.1.4 within the Relevant Area for a period of 60 months following Completion, be connected with or interested in any other business involved in the sale or supply of goods or services identical to or substantially the same as those goods or services supplied by the Business. 3.2 Each of the undertakings set out in Clause 3.1 is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful the remaining undertakings or part of the undertakings will continue in full force and effect and will bind the Seller. 3.3 The Covenantor will not be in breach of the provisions of Clause 3.1 as a result of:- 3.3.1 his membership of the LLP; 3.3.2 being a director, officer, employee or consultant of any Group Company; or 3.3.3 holding any units of any authorised unit trust or not more than five per cent of any class of shares or securities of any company which is dealt on any recognised stock exchange (as defined by the Financial Services and Markets Act 2000). 4. NOTICES 4.1 Any notice or other communication to be given or made under or in connection with this Deed (each a "Notice" for the purposes of this Clause 4) shall be in English, in writing and signed by or on behalf of the Party giving it. 4.2 Service of a Notice must be effected by one of the following methods:- 4.2.1 delivered by hand to the relevant address set out in Clause 4.4; or 4.2.2 by first class pre-paid post (prepaid international air mail if overseas) to the relevant address set out in Clause 4.4; or 4.2.3 by e-mail to the relevant e-mail address set out in Clause 4.4 4.3 Subject to Clause 4.4, any notice or other communication shall be deemed to have been served:- 4.3.1 if delivered by hand, at the time of delivery if delivery was effected during a Business Day, or at the start of the next Business Day if delivered at any other time; 4.3.2 if sent by first class pre-paid post, at the start of the second Business Day after posting it; and 4.3.3 if sent by prepaid international air mail, at the start of the sixth Business Day after posting it; 4.3.4 if sent by e-mail on the same day if a Business Day, otherwise on the next Business Day,

4 provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day. 4.4 Notices shall be addressed as follows:- 4.4.1 Notices for the Buyer shall be marked for the attention of:- Name: CBRE Legal Department Address: 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201 (USA) E-mail address: Attention: Pasha Zargarof, with a copy (which shall not constitute notice) to: Mark Pflug, 425 Lexington Avenue, New York, NY 10017, and Clare Gaskell, Simpson Thacher & Bartlett, CityPoint, One Ropemaker Street, London EC2Y 9HU, . 4.4.2 Notices for the Covenantor shall be sent to the Covenantor at the address set out in this Deed or such other address as the Covenantor or the LLP may specify by notice in writing to the Buyer or by sending it to the following email address: with a copy (which shall not constitute notice) to: Andrew Black, Pinsent Masons LLP, 30 Crown Place, Earl Street, London EC2A 4ES, . 4.5 If a notice or other communication is given or deemed given after 5:00 p.m. or on a date which is not a Business Day, it shall be deemed to have been given on the next Business Day. 4.6 A party to this Deed may notify the other party of a change to its name, relevant addressee or address for the purposes of Clause 4.4 provided that such notification shall only be effective:- 4.6.1 on the date specified in the notification as the date on which the change is to take place; or 4.6.2 if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given. 5. ASSIGNMENT 5.1 This Deed is personal to the parties and neither this Deed, nor any of the benefits arising under it shall be assignable without the prior written consent of each of the other party. 6. COUNTERPARTS This Deed may be executed in any number of counterparts and by each of the parties on separate counterparts each of which when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same agreement. 7. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999 Except as expressly provided in this Deed, a person who is not a party shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Deed provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act. 8. ENTIRE AGREEMENT 8.1 The Transaction Documents set out the entire agreement and understanding between the parties in relation to the subject matter of this Deed.

5 9. GENERAL 9.1 Save to the extent otherwise provided, any outstanding obligation contained in this Deed will remain in full force and effect notwithstanding Completion. 9.2 No future variation of this Deed will be valid unless it is in writing and signed by or on behalf of each party but no variation will require the consent of any Group Company. 9.3 If any provision of this Deed is held to be unenforceable or illegal, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Deed but the enforceability of the remainder of this Deed shall remain unaffected. 9.4 The failure to exercise or delay in exercising a right or remedy under this Deed shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Deed shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. 9.5 The parties' rights and remedies contained in this Deed are in addition to, and not exclusive of, any other rights or remedies available at law. 10. ENTIRE AGREEMENT AND NON-RELIANCE 10.1 This Deed and any other document referred to in this Deed constitute the entire agreement and supersede any previous agreements between the parties to this Deed relating to the subject matter of this Deed. 10.2 Each party acknowledges and represents that it has not relied on or been induced to enter into this Deed by a representation, warranty or undertaking (whether contractual or otherwise) given by the other parties to this Deed other than as expressly set out in this Deed or in each document referred to in it. 11. LAW AND JURISDICTION 11.1 This Deed and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of England and Wales. 11.2 All disputes arising out of or in connection with this Deed shall be finally settled under the Rules of Arbitration of the London Court of International Arbitration ("LCIA") by three arbitrators. The claimant(s) shall nominate one arbitrator to be approved by the LCIA in accordance with the LCIA Rules. The respondent(s) shall nominate one arbitrator to be approved by the LCIA in accordance with the LCIA Rules. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-appointed arbitrators, reached in consultation with the parties to such dispute, within twenty (20) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA. In the event that any party to such dispute fails to nominate an arbitrator in accordance with the foregoing, then the LCIA shall nominate an arbitrator on behalf of such party. The place of arbitration shall be London, England. The language of the arbitration shall be English. 11.3 If for any reason more than one arbitration is commenced pursuant to this Deed, such separate arbitration proceedings may be consolidated into a single proceeding before one tribunal appointed in accordance with this Clause 11, where no significant prejudice would result, as determined in the sole discretion of the tribunal first appointed in any such several proceedings. This Clause is expressly intended to afford the tribunal so appointed with greater flexibility and discretion to consolidate related arbitration claims and proceedings, so that related claims and proceedings may be combined within a single proceeding, than is otherwise afforded under the LCIA Rules. For the avoidance of doubt, each Party expressly acknowledges that the fact that the first in time arbitral tribunal has already been appointed does not constitute significant prejudice for the purpose of this Clause 11.

6 11.4 Each Party acknowledges and undertakes that (i) it shall not challenge the validity or enforceability of the provisions of this Deed either as a matter of any Law or otherwise ("Challenge") and (ii) in the event of a Challenge, the Party making such Challenge shall indemnify and keep indemnified each other Party against any and all Losses which such other Party incurs arising out of or in connection with a Challenge including, without limitation, any Losses reasonably and properly incurred as result of settling or defending a Challenge. EXECUTED AS A DEED by the parties on the date which first appears in this Deed. Signed as a Deed (but not delivered until the date of this Deed) by VINCENT CLANCY in the presence of ………… Duly Authorised Attorney ……………………………………………… Full Name (Witness) ……… ………………… ……………………………………………… Address ………… Signature of Witness Executed as a Deed (but not delivered until the date of this Deed) by CBRE TITAN ACQUISITION CO. LIMITED acting by ……………………………………………… Full Name (Director/Attorney) ……………………………………… Signature of Director/Attorney in the presence of: ……………………………………………… Full Name (Witness) ……………………………………………… ……………………………………………… ……………………………………………… Address ……………………………………… Signature of Witness